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October 19, 1999
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                                                                    Exhibit 99.5


               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]


Board of Directors
Healtheon Corporation
4600 Patrick Henry Road
Santa Clara, CA 95054


Members of the Board:


We hereby consent to the inclusion of our opinion dated May 20, 1999 to the Board of Directors of Healtheon Corporation ("Healtheon") as Annex D to, and to the reference thereto under the captions "Summary of the Proxy Statement/Prospectus - Opinion of Healtheon's and WebMD's financial advisors" and "The WebMD Merger - Opinion of Healtheon's financial advisor" in, the proxy statement/prospectus (the "Proxy Statement/Prospectus") of Healtheon, WebMD, Inc. ("WebMD"), MedE AMERICA Corporation and Greenberg News Networks, Inc. relating to the merger transaction between WebMD and Healtheon. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


October 19, 1999




                                           Very truly yours,


                                           /s/ Morgan Stanley & Co. Incorporated
                                           -------------------------------------

                                           MORGAN STANLEY & CO. INCORPORATED